Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

Dated as of                     , 2011

INTERXION HOLDING N.V.

and

CHIANNA INVESTMENT N.V.

and

LAMONT FINANCE N.V.

and

BAKER COMMUNICATIONS FUND II, L.P.

Table of Contents

Contents		Page

1	Definitions	1

2	Demand Registration	4

3	Shelf Registrations	5

4	Piggyback Registrations	6

5	Underwriting Terms	7

6	Expenses	7

7	Indemnities	8

8	Obligations of the Company	10

9	Conditions to Registration Obligations	12

10	Delay In Registration	12

11	Lock-Up and other Requirements of the Holders	12

12	Rule 144	13

13	Other Registration Rights; Term	13

14	Miscellaneous	14

i

Registration Rights Agreement

This Registration Rights Agreement (this “Agreement”) made as of                     , 2011, by and among

(1)	InterXion Holding N.V., a company incorporated under the laws of The Netherlands with its corporate seat at Amsterdam, The Netherlands, (the “Company”);

(2)	Chianna Investment N.V., a company incorporated under the laws of the Netherlands Antilles (“Baker I”);

(3)	Lamont Finance N.V., a company incorporated under the laws of the Netherlands Antilles (“Baker II”); and

(4)	Baker Communications Fund II, L.P., a limited partnership organized under the laws of Delaware, U.S.A. (“Baker III”).

Whereas, the Company consummated an initial public offering (“IPO”) of Ordinary Shares and a listing of the Ordinary Shares on the New York Stock Exchange (“NYSE”) on the date hereof (the “Closing Date”); and

Whereas, the parties hereto wish to set forth certain rights and obligations with respect to the registration of Ordinary Shares under the Securities Act (as defined below).

Now Therefore, in consideration of the premises, mutual agreements, covenants and representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1	Definitions

1.1	As used herein, the following terms have the following meanings:

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition “control” (inclusive its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the heading of this Agreement.

“Baker I” has the meaning set forth in the list of parties above.

“Baker II” has the meaning set forth in the list of parties above.

“Baker III” has the meaning set forth in the list of parties above.

“Baker” means Baker I, Baker II, Baker III and Affiliates of any of them.

“Board of Directors” means the board of directors of the Company.

“Claims” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the list of parties above.

“Company Registration” has the meaning set forth in Section 4.1.

“Current Managing Entities” means any entity which controls, is controlled by, or is under common control with any management company or managing or general partner of Baker I, Baker II or Baker III.

“Cutback” has the meaning set forth in Section 2.2.

“Demand” has the meaning set forth in Section 2.1.1.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“F-3 Registration” has the meaning set forth in Section 3.1.

“FINRA” means the Financial Industry Regulatory Authority, or any successor self-regulatory organization.

“Form F-3” means Form F-3 or Form S-3 under the Securities Act or any similar registration form under the Securities Act that would allow the registered resale of the Registrable Shares, is subsequently adopted by SEC and permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of outstanding Registrable Shares.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“IPO” has the meaning set forth in the recitals to this Agreement.

“Ordinary Shares” shall mean ordinary shares in the capital of the Company, with a nominal value €0.02 each.

“Permitted Transferee” means (A) with respect to an individual, any parent, spouse or lineal descendant of such individual or a company or other entity fully owned or controlled by him; and (B) with respect to an entity Holder:

(i) if such Holder is a corporation or company, any entity which controls, is controlled by or is under common control with, such Holder;

(ii) if such Holder is a general or limited partnership, or if it is an entity which, directly or indirectly has holdings in a general partnership,

(a) any of the Holders’ limited partners or general partners; and

(b) any partnership managed by the same management company or managing or general partner of such Holder;

(iii) any corporation or company that is managed by the same management company or managing general partner that manages such Holder;

(iv) any shareholder or member of an entity described in (iii) that is managed by the same management company or managing general partner that manages such Holder;

(v) any entity which controls, is controlled by, or is under common control with, the same management company or managing or general partner that manages such Holder; and

(vi) any Current Managing Entities and/or any other management company or managing or general partner which may be established by substantially the same persons or entities who established any of the Current Managing Entities;

“Person” shall mean any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other natural person or legal entity.

“Piggyback Requests” has the meaning set forth in Section 4.1.

“Register”, “registered” and “registration” refers to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

“Registrable Shares” means (i) any and all Ordinary Shares owned by Baker on the date hereof; (ii) any and all Ordinary Shares acquired by Baker hereafter; and (iii) any and all securities issued or issuable with respect to the Registrable Shares by way of stock dividend or a stock split or in connection with any combination of shares, recapitalization, merger, consolidation or other reorganization or pro rata issuance to holders of all Registrable Shares; provided that Registrable Shares shall cease to be Registrable Shares as set forth in Section 13.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Holder” has the meaning set forth in Section 7.1.

“Underwritten Offering” means a sale of Registrable Shares to an underwriter or underwriters for reoffering to the public.

1.2	Singular, plural, gender

Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	Headings

The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

2	Demand Registration

2.1	Request for Registration

2.1.1	At any time following the Closing Date, holders of a majority of the Registrable Shares may request in writing (such request in writing, a “Demand”) that all or part of the Registrable Shares held by them be registered under the Securities Act and approved for listing and trading on the NYSE or other national securities exchange on which the securities of the Company are listed for trading as the time of such Demand (“Demand Registration”). Holders of a majority of the Registrable Shares shall also be entitled to request an Underwritten Offering; provided, however, that a request for an Underwritten Offering must be included in such Demand and such holders shall have no right to request an Underwritten Offering at any other time. Thereupon, the Company shall use its best efforts to effect the registration of all Registrable Shares as to which it has received Demands, provided that the Company shall not be required to effect a Demand Registration with respect to Registrable Shares that may not be sold pursuant to the terms of a lock-up agreement entered into in connection with the IPO or within 90 days after the effectiveness date of a registration statement with respect to a prior F-3 Registration. The Company shall not be required to effect more than four Demand Registrations or more than four Underwritten Offerings under this Section 2.1.

2.1.2	A Demand which has not culminated in the sale of the requested Registrable Shares shall not be counted as a Demand for the purposes of this Section 2.

2.1.3	The Company shall be entitled to register securities for sale for its own account in any registration requested pursuant to this Section 2.1, provided, however, that in the event of a Cutback such securities shall be excluded from such registration to the extent necessary to satisfy such limitation, prior to any exclusion of Registrable Shares.

2.1.4	Unless permitted to do so by the written consent of Holders of a majority of Registrable Shares, the Company shall not allow a registration statement registering its Ordinary Shares (other than a registration statement with respect to an employee benefit plan, a registration statement on Form F-4 or S-4 with respect to an exchange offer or tender offer or a registration statement otherwise required by this Agreement) to become effective during the ninety (90) days after the effectiveness of a registration statement filed in connection with an Underwritten Offering to satisfy the Company’s obligations in Section 2.1.

2.2	Cutback

Notwithstanding the provisions of Section 2.1 above, if the Company advises the Holders making a Demand pursuant to Section 2.1 that, based on a written opinion of the managing underwriter or underwriters for a Demand Registration, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without adversely affecting the underwriter’s ability to effect an orderly distribution of such securities at the price per Ordinary Share in such offering (“Cutback”), the Company will include in such registration the number of Registrable Shares requested to be included that, in the opinion of such underwriter(s), can be sold without such adverse effect. In the event of a Cutback, then after applying Section 2.1.3 each Holder will be Cutback pro rata to the number of Registrable Shares such Holders requested be registered in the Demand Registration. If, as a result of a Cutback, the number of securities registered in a Demand Registration is 80% or less of the number of securities requested to be included in such Demand Registration, then such Demand Registration shall not count as one of the Demand Registration or Underwritten Offerings provided for in Section 2.1.1.

2.3	Deferral of Filing

If the Company shall furnish to the Holders making a Demand pursuant to Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the majority of the Board of Directors not affiliated with Baker, it would be seriously detrimental to the Company or the Holder for a registration to be effected at such time, the Company shall have the right to defer the filing for a period of not more than ninety (90) days after a Demand pursuant to Section 2.1; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and the Company shall not register any other of its securities during such ninety-day period (other than a registration effected solely with respect to an employee benefit plan).

3	Shelf Registrations

3.1	From such time as the Company becomes eligible to register securities on a Form F-3, the Company shall, at the request of holders of a majority of the Registrable Shares, file a shelf registration statement pursuant to Rule 415 under the Securities Act with the SEC for the sale of all Registrable Shares requested to be included in the registration statement, and the Company will maintain the effectiveness of each registration statement as set forth in Section 8.1 and will use its reasonable best efforts to allow their continued use by the holders of the Registrable Shares, including the timely filing of all required reports under the Securities Act (“F-3 Registration”). The holders of a majority of the Registrable Shares may request an unlimited number of F-3 Registrations (but no more than one in any six-month period), provided however that the aggregate anticipated offering price of the Registrable Shares to be sold in such F-3 Registration equals at least US$500,000.

Unless permitted to do so by the written consent of Holders of a majority of Registrable Shares, the Company shall not allow a registration statement registering its Ordinary Shares (other than a registration statement with respect to an employee benefit plan, a registration statement on Form F-4 or S-4 with respect to an exchange offer or tender offer or a registration statement otherwise required by this Agreement) to become effective during the ninety (90) days after the effectiveness of a shelf registration statement filed to satisfy the Company’s obligations in this Section 3.1.

3.2	Notwithstanding the above, the Company shall not be required to effect a registration pursuant to this Section 3 if:

3.2.1	the Company shall furnish to the Holders requesting the registration pursuant to Section 3.1, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of a majority of the Board of Directors not affiliated with Baker, it would be seriously detrimental to the Company or the Holder for such registration to be effected at such time, in which case the Company shall have the right to defer the filing for a period of not more than ninety (90) days after receipt of the request of the Holders pursuant to Section 3.1; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and the Company shall not register any other of its shares during such ninety-day period (other than a registration effected solely with respect to an employee benefit plan); and

3.2.2	the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) F-3 Registration for the Holders pursuant to this Section 3.

4	Piggyback Registrations

4.1	At least twenty (20) days prior to the initial filing of a registration statement or similar document with the relevant securities authority with respect to the registration of any of the Ordinary Shares under the Securities Act (other than a registration statement pursuant to a Demand Registration, a registration statement on S-8 or any similar form for the registration of an employee share option, share purchase or similar benefit plan, a registration statement in connection with a merger or exchange offer, or a registration statement that does not include or incorporate substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Shares) (a “Company Registration”), the Company will give written notice to the Holders of its intention to effectuate such a Company Registration. Subject to the provisions of Section 4.2 below, the Company will use its best efforts to include in such Company Registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the Company gives such notice (“Piggyback Requests”).

4.2	If a Company Registration is an Underwritten Offering and the managing underwriters advise the Company in writing that, in their opinion, the number of Registrable Shares included in Piggyback Requests exceeds the number that can be sold in such offering without adversely affecting such underwriters’ ability to effect an orderly distribution of the Ordinary Shares, the Company will only include in such Company Registration: (i) the Ordinary Shares to be sold by the Company; and (ii) the number of Registrable Shares included in Piggyback Requests which, in the opinion of such underwriters, can be sold without such adverse effect if added to the Ordinary Shares to be sold by the Company, divided pro rata among the holders of such Registrable Shares, on the basis of the number of Registrable Shares such Holders requested be registered.

5	Underwriting Terms

5.1	In connection with any registration of Ordinary Shares by the Company, the Company shall select the underwriters, who shall be internationally recognized underwriters and acceptable to the Board of Directors; provided, however, that with respect to an Underwritten Offering made pursuant to a Demand Registration, the Company shall select the underwriters, who shall be nationally recognized underwriters and acceptable to Baker to be included in such registration.

5.2	In connection with any Underwritten Offering, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Selling Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Selling Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Selling Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this Section 5.12 into customary confidentiality agreements in a form reasonably acceptable to the Company).

5.3	In connection with any Underwritten Offering made pursuant to a Demand Registration, the price, underwriting discount and other financial terms for the Registrable Shares of the related underwriting agreement shall be determined by the Selling Holders holding a majority of the Registrable Shares to be included in such offering.

6	Expenses

All costs and expenses (other than underwriting discounts and commissions) incurred in connection with up to two registrations under Section 2 above and up to two registrations under Section 3 above, including the reasonable fees of one legal counsel for the selling Holders, shall be borne by the Company. All costs and expenses (other than underwriting discounts and commissions relating to Ordinary Shares sold by the Company, if any) incurred in connection with any other registration under Sections 2 or 3 above shall be borne by the selling Holders. All costs and expenses (other than (x) underwriting discounts and commissions relating to Registrable Shares sold by the selling Holders and (y) fees of legal counsel for the selling Holders) incurred in connection with any registration under Section 4 above shall be borne by the Company.

7	Indemnities

In the event of any registered offering pursuant to this Agreement:

7.1	Company Indemnity

To the extent permitted by law, the Company shall indemnify and hold the Holder selling shares in any registration hereunder (“Selling Holder”), and the officers, directors, employees, legal counsel and accountants of the Holder and each person, if any, who controls the Holder within the meaning of the Securities Act, harmless from and against any and all losses, damages, liabilities, and charges, joint or several fees and expenses (“Claims”), to which any of them may be subject under the Securities Act and/or any other applicable securities law, or any other statute (whether U.S. or otherwise) or at common law, insofar as such Claims arise out of, or are based upon, (i) any untrue statement of any material fact included by the Company in any registration statement or prospectus under which such securities were sold; or (ii) any omission by the Company to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any other violation by the Company of the Securities Act or any state, Federal or foreign jurisdiction securities laws in connection with each such registration, and shall reimburse each such person entitled to indemnification for any legal or other expenses reasonably incurred by such person and/or entity in connection with investigating or defending any such Claim, as and when such expenses are incurred; provided, however, that the Company shall not be liable to any such person and/or entity in any such case to the extent that any such Claim arises out of or is based upon any untrue statement or omission made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by the Selling Holder and/or any person acting on its behalf specifically for use in the preparation thereof.

7.2	Holder Indemnity

Each Selling Holder shall, severally and not jointly, indemnify and hold the Company and the officers, directors, employees, legal counsel and accountants of the Company, and each person and/or entity, if any, who controls the Company, within the meaning of the Securities Act, harmless from and against any Claims which arise out of, or are based upon: (i) any untrue statement of any material fact contained in any registration statement or prospectus under which such securities were sold, furnished in writing by the Selling Holder specifically for inclusion in the prospectus; or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and relating to any statement furnished in writing by the Selling Holder specifically for inclusion in the prospectus, and shall reimburse each such person and/or entity entitled to indemnification for any legal or other expenses reasonably incurred by such person and/or entity in connection with investigating or defending any such Claim, as and when such expenses are incurred; provided, however, that the Selling Holder shall not be liable to any such person and/or entity in any such case to the extent that any such Claim arises out of or is based upon any untrue statement or omission made in such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Selling Holder by such person and/or entity and/or any person acting on its behalf specifically for use in the preparation thereof, and provided further that the maximum liability of the Selling Holder under this Section 7.2 shall be limited to the net proceeds received by the Selling Holder from the sale of Ordinary Shares pursuant to the offering in respect of which indemnity is required hereunder.

7.3	Indemnity Procedure

Promptly after receipt by the Selling Shareholder or the Company of a notice of the commencement of any action, proceeding, or investigation in respect of which indemnity may be sought as provided above, such party (the “Indemnified Party”) shall notify the party from whom indemnification is claimed (the “Indemnifying Party”). The omission to notify the Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party, unless the failure to give such notice is prejudicial to the Indemnifying Party’s ability to defend such an action. In case such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall have the right to participate in, and, to the extent that it may wish, jointly with any other Indemnifying Parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and there is a conflict of interests which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party or Parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such Indemnified Party or Parties. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party pursuant to the provisions of Sections 7.1 or 7.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the Indemnified Party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No Indemnifying Party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. In addition, the Indemnified Party shall in no event enter into any settlement without obtaining the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. Each Indemnified Party shall provide such information regarding itself or the claim in question as an Indemnifying Party has reasonably requested in writing and shall otherwise cooperate with the Indemnifying Party as shall be reasonably required in the defense of such claim and any litigation resulting therefrom.

7.4	Survival

The obligations of the Company and the Selling Holders under this Section 7 shall survive the completion of any offering of Registrable Shares in a registration statement under this Agreement, and otherwise.

8	Obligations of the Company

Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, subject to the provisions of this Agreement, as expeditiously as possible:

8.1	prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective;

8.2	upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 2 above effective for a period of ninety (90) days or, if sooner, until the distribution contemplated in the registration statement has been completed;

8.3	upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep a registration statement filed pursuant to Section 3 above effective for a period of up to four months or, if sooner, until the distribution contemplated in the Registration Statement has been completed; provided, however, that the Company may suspend sales at any time under the registration statement immediately upon notice to the selling Holders or their assigns for a period of time not to exceed in the aggregate 90 days during any twelve (12) month period, if there then exists material, non-public information relating to the Company which, in the reasonable good faith opinion of the majority of the Board of Directors not affiliated with Baker, would be seriously detrimental to the Company to disclose during that time and further provided that the period during which the registration statement must be kept effective will be extended for a number of days equal to the length of any such suspension period;

8.4	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be (i) reasonably requested by any Selling Holder (to the extent such request relates to information relating to such Selling Holder) or (ii) reasonably necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement;

8.5	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them;

8.6	use every reasonable effort to register or qualify the securities covered by such registration statement under such securities or blue sky laws of such jurisdictions within the United States as the Holders shall request, and do any and all other acts and things which may be necessary under such securities or blue sky laws to enable such Holders to consummate the public sale or other disposition in such jurisdictions of the securities to be sold by such Holders, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not qualified or consent to general service of process in any jurisdiction where it is not otherwise subject to such service, with respect to the latter, except in such jurisdictions where the Ordinary Shares are already registered;

8.7	within a reasonable time before each filing of a registration statement or prospectus or amendments or supplements thereto with the SEC, furnish to counsel selected by the Selling Holders copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

8.8	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

8.9	notify each holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and, as promptly as practicable thereafter, prepare and file with the SEC and a supplement or amendment to such registration statement or prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such registration statement or prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing;

8.10	use its best efforts to cause all Registrable Shares registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

8.11	provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

8.12	to the extent reasonably requested by the managing underwriter or underwriters, in connection with an Underwritten Offering, send appropriate officers of the Company to attend any “road shows” scheduled in connection with such Underwritten Offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company;

8.13	use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:

8.13.1	an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; and

8.13.2	a letter dated such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares;

8.14	cooperate with each Selling Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA;

8.15	make available to each Selling Holder, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

8.16	otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and take all other steps necessary to effect the registration of the Registrable Shares contemplated hereby.

9	Conditions to Registration Obligations

The Company shall not be obligated to effect the registration of a Holder’s Registrable Shares pursuant to this Agreement unless such Holder agrees to the following:

9.1	such Holder will comply with all applicable provisions of the Securities Act and the Exchange Act including, but not limited to, the prospectus delivery requirements of the Securities Act, and will furnish to the Company information about any sales to the extent necessary for the Company to make required filings with the government of the United States or other jurisdictions within the United States; and

9.2	such Holder will not, upon receipt of telegraphic or written notice from the Company that it is required by law to correct or update the registration statement or prospectus, effect sales of the Registrable Shares until the Company has completed the necessary correction or updating.

10	Delay In Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

11	Lock-Up and other Requirements of the Holders

In connection with the IPO, all Holders agree that any sales of Registrable Shares may be subject to a customary “lock-up” period if so required by the underwriter in such a registration, restricting such sales for up to 90 days, and all Holders will agree to abide by such customary “lock-up” period of up to 90 days if so required by the underwriter in such a registration; provided that management and all directors of the Company agree to a similar lock-up, unless such condition is waived by holders of a majority of the Registrable Shares. In addition, no Holder may participate in any underwritten registration hereunder unless such person: (a) agrees to sell such person’s securities on the basis provided in any customary underwriting arrangements and (b) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

12	Rule 144

At any time and from time to time after the earlier of the close of business on such date as (a) a registration statement filed by the Company under the Securities Act becomes effective, and (b) the Company registers a class of securities under Section 12 of the Exchange Act, the Company shall:

12.1	make and keep available adequate current public information with respect to the Company within the meaning of Rule 144(c) under the Securities Act (or similar rule then in effect);

12.2	furnish to any holder of Registrable Shares forthwith upon request (a) a written statement by the Company as to its compliance with the informational requirements of Rule 144(c) (or similar rule then in effect) or (b) a copy of the most recent annual or quarterly report of the Company; and

12.3	use its best efforts to comply with all other necessary filings and other requirements so as to enable the Registrable Shares and any transferee thereof to sell Registrable Shares under Rule 144 under the Securities Act (or similar rule then in effect).

13	Other Registration Rights; Term

13.1	The Company shall not grant registration rights with respect to any securities of the Company to any person that are equal to or superior to the registration rights granted to the Holders pursuant to this Agreement without the consent of Baker.

13.2	The registration rights provisions of this Agreement shall cease to apply to any particular Registrable Share when: (i) at any time after consummation of an IPO, such security is sold by the holder thereof pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company; (ii) a registration statement covering such Registrable Shares has been declared effective under the Securities Act and such Registrable Shares have been disposed of pursuant to such effective registration statement; (iii) (A) the entire amount of the Registrable Shares owned by a Holder may be sold in a single sale pursuant to Rule 144 and (B) the Registrable Shares collectively represent less than 1% of the then outstanding Ordinary Shares; (iv) the Registrable Share has been sold or distributed to a Person not entitled to registration rights pursuant to this Agreement; or (v) such Holder elects in writing to no longer be a Party to this Agreement. For purposes of determining compliance with this Section 13.2, the Company shall, promptly upon the request of any Holder, furnish to such Holder evidence of the number of Registrable Shares then outstanding. For the avoidance of doubt, the rights set forth in Section 7 shall not expire due to the foregoing.

14	Miscellaneous

14.1	Further Assurances

Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

14.2	Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with, the laws of the State of New York.

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of the courts of the State of New York in New York County or the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties hereto agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 14.5. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

14.3	Successors and Assigns; Assignment; Aggregation

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

Other than as expressly set out in this Agreement, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except that any Holder may make an assignment or transfer to a Permitted Transferee of such Holder; provided, however, that no such assignment or transfer shall become effective unless such assignee or transferee has agreed in writing to be bound by all terms and conditions of this Agreement as if it were an original party hereto.

14.4	Entire Agreement; Amendment and Waiver;

14.4.1	This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof.

14.4.2	Subject to any provision herein to the contrary, any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of:

(i)	the Holders of a majority of the Registrable Shares; and

(ii)	the Company, if the amendment or waiver adversely affects the rights or obligations of the Company.

14.5	Notices

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, addressed as set forth below:

(i)	if to Baker:

Baker Capital Corp.

540 Madison Avenue

New York, NY 10022

Telephone: +1 212 848 2000

Fax: +1 212 486 0660

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher

200 Park Avenue

New York, NY 10166

Telephone: +1 212 351 3918

Fax: +1 212 351 5217

Attention: Edward D. Sopher

(ii)	if to the Company:

Tupolevlaan 24

1119 NX Schiphol-Rijk

The Netherlands

Phone: +31 20 880 7600

Fax: +31 20 880 7601

Attention: Jaap Camman

with a copy (which shall not constitute notice) to:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: +1 212 903 9000

Fax: + 1 212 903 9100

Attention: Jeffrey C. Cohen

All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

14.6	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

14.7	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

14.8	Counterparts, Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. A signed Agreement received by a party to this Agreement via facsimile will be deemed an original, and binding upon the party who signed it.

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In witness whereof this Agreement has been duly executed and delivered on the date herein above set forth.

INTERXION HOLDING N.V.

By:
Name: Title:

LAMONT FINANCE N.V.

By:
Name: Title:

CHIANNA INVESTMENTS N.V.

By:
Name: Title:

BAKER COMMUNICATIONS FUND II, L.P.

By:
Name: Title: